Exhibit 99.1

           DESCRIPTION OF CAPITAL STOCK OF WILLAMETTE INDUSTRIES, INC.

               The articles of incorporation (the "Articles") of Willamette Industries, Inc. ("Willamette") authorize the issuance of up to 150 million shares of common stock, $.50 par value ("Willamette Common"), and five million shares of preferred stock, $.50 par value ("Willamette Preferred"), issuable in series. The following description of Willamette's capital stock is qualified in all respects by reference to the Articles.


WILLAMETTE COMMON

               The holders of Willamette Common are entitled to one vote per share on all matters on which shareholders are entitled to vote. Holders of Willamette Common are entitled to receive dividends when and as declared by the Board of Directors of Willamette (the "Willamette Board") out of any funds lawfully available therefor and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of Willamette Preferred that may then be outstanding. Holders of Willamette Common do not have cumulative voting rights with respect to any matter.

WILLAMETTE PREFERRED

               The Articles authorize the Willamette Board, without further shareholder authorization, to issue Willamette Preferred in one or more series and to fix the preferences, limitations, and relative rights of the Preferred Stock or of any series thereof, including dividend rights, and rights on liquidation, including preferences over Willamette Common, all of which could adversely affect the rights of holders of Willamette Common. The issuance of a series of Willamette Preferred under certain circumstances could have the effect of delaying or preventing a change of control of Willamette, could adversely affect the rights of the holders of Willamette Common, may discourage offers for Willamette Common at a premium over market price and may adversely affect the market price of, and the voting and other rights of the holders of, Willamette Common.

               The Willamette Board has designated a series of 1,500,000 shares of Willamette Preferred as Series B Junior Participating Preferred Stock, $.50 par value ("Series B Preferred Stock"). Each 1/100 of a share of Series B
Preferred Stock has dividend, liquidation and voting rights substantially equivalent to that of one share of Willamette Common, except that Series B Preferred Stock is entitled, after issuance, to a minimum quarterly dividend of $1 per share and to a minimum liquidation preference of $1 per share.

               The  Willamette  Board has adopted a Shareholder  Rights Plan, as described below, which enables holders of Willamette Common, under certain circumstances, to purchase fractional shares of Series B Preferred Stock. See "Shareholder Rights Plan," below. No Willamette Preferred is currently outstanding, and Willamette has no present plans to issue any shares of Willamette Preferred.


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SHAREHOLDER RIGHTS PLAN

               On February 25, 2000, Willamette entered into a shareholder rights agreement (the "Rights Agreement"). Under the Rights Agreement, each share of Willamette Common shall initially have attached to it one preferred stock purchase right (a "Right").

               Each Right represents the right to purchase, if and when the Rights are exercisable, 1/100 of a share of Series B Junior Participating Preferred Stock, $.50 par value, at an exercise price of $200. The exercise price and the number of shares issuable upon exercise of the Rights are subject to adjustment in certain cases to prevent dilution. The Rights are evidenced by the Willamette Common certificates and are not exercisable, or transferable apart from the Willamette Common, until the earlier of the close of business on
(i) the tenth day after a public announcement that a person or group of affiliated or associated persons (other than Willamette, its employee benefit plans, or a person who acquires his shares in a Sanctioned Tender Offer as defined below) (an "Acquiring Person"), acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of Willamette Common and (ii) the tenth business day (or such later date as may be determined by the Willamette Board) after the commencement of (or the announcement of an intention to make) a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15 percent or more of the outstanding shares of Willamette Common (the earlier of the dates described in clauses (i) and (ii) above is referred to as the "Distribution Date"). A "Sanctioned Tender Offer" is a tender or exchange offer for all outstanding shares of Willamette Common at a price and on terms which a majority of the Willamette Board determines to be fair and in the best interests of Willamette and its shareholders, other than the person making such offer and that person's affiliates and associates.

               In the event any person becomes an Acquiring Person, each of the Rights (other than the Rights held by the Acquiring Person and certain of its transferees, all of which will be voided) entitles the holder to acquire Willamette Common having a value equal to twice the Right's exercise price.

               In the event Willamette is acquired in a merger or other business combination transaction, or more than 50 percent of its assets or earning power is sold, each Right will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of common stock of the surviving company which at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights will expire in connection with a merger or other business combination transaction following a Sanctioned Tender Offer if shareholders are offered the same price and form of consideration in the merger or other business combination transaction as that paid in the Sanctioned Tender Offer. The Rights do not have any voting rights and are redeemable, at the option of Willamette, at a price of $.0025 per Right at any time prior to the tenth day following the first public announcement of the existence of an Acquiring Person.

               The rights will expire on February 24, 2010. So long as the Rights are not separately transferable, Willamette will issue one Right with each new share of Willamette Common issued.

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               The Rights have certain  anti-takeover  effects.  The Rights will cause substantial dilution to a person or group that attempts to acquire Willamette on terms not approved by Willamette's Board. The Rights should not interfere with any merger or other business combination approved by the Willamette Board because the Rights may be redeemed by Willamette until the tenth business day following the first public announcement that a person or group has become an Acquiring Person.


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